Datameg Files Registration Statement with SEC for Public Offering

Boston, MA., September 1, 2005 – Datameg Corporation (OTC BB: DTMG) announced today that it filed a registration statement with the U.S. Securities and Exchange Commission for a public offering of its shares. The Company registered 61,416,440 common shares for the benefit of 162 selling shareholders.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy common shares of Datameg Corporation, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Datameg

Datameg Corporation (OTC BB: DTMG) is a development stage technology company focused on supplying products and related services that support critical network performance requirements in the rapidly converging voice, data and video communications industry. Specifically, through Datameg’s wholly owned subsidiary QoVox Corporation, the company designs, develops and offers network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol (VoIP). The VoIP industry critically depends on the ability to deliver voice service over the Internet infrastructure with the high quality that end-users have grown to expect with traditional telephony services. The company believes network monitoring for voice quality is a vital function for the successful commercial future of IP telephony.

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Certain statements contained herein are forward looking. These forward looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statements, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products, and changes in the VoIP industry. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission.

Contact:

Mark P. McGrath, President

Datameg Corporation

9 West Broadway, Suite 214

Boston, MA 02127

(413) 642 0160